Exhibit (a)(16)

From: CSG
Subject: Option Reduction Program
Date: August 21, 2003

EXCHANGE OFFER

On or about August 6, 2003, you received the Offer to Exchange setting forth the terms of the exchange offer under Credit Suisse Group’s Option Reduction Program.

Attached hereto is an amendment to the Tender Offer Statement on Schedule TO that we filed with the United States Securities and Exchange Commission on August 19, 2003 which amends certain portions of the Offer to Exchange that you have previously received. You are advised to read this document carefully as it contains important information related to the exchange offer.

Link to Schedule TO filed at the SEC is as follows:

http://www.sec.gov/Archives/edgar/data/1159510/000095012303009583/y89411a4sctoviza.htm

The amendment, among other things, changes the time of the expiration of the exchange offer from 5:00PM, New York City Time, on September 9, 2003 to 12:00 Midnight, New York City Time, on September 9, 2003. Therefore, please be advised that:

THE EXCHANGE OFFER WILL NOW EXPIRE AT 12:00 MIDNIGHT (EXTENDED FROM 5:00PM),
NEW YORK CITY TIME, ON SEPTEMBER 9, 2003

You Must Make Your Elections Prior To That Time

After that time you will no longer be able to tender your eligible options for new options and/or phantom shares or blocked registered shares.

If you do not submit a valid election prior to expiration of the exchange offer your existing holdings will remain unaltered.

The method by which you can accept the exchange offer was explained with the Offer to Exchange documents.

If you have not already done so, you are advised to read the Offer to Exchange and the amendments to the Tender Offer Statement on Schedule TO which we have been periodically filing with the United States Securities and Exchange Commission and which are available to you for free at www.sec.gov carefully as they contain important information related to the exchange offer.

Participation in the exchange offer is voluntary, and you should evaluate carefully all of the information in the Offer to Exchange, as amended, before deciding whether or not to tender your eligible options.

To receive the original e-mail communication again please click on the “Re-send e-mail” tab at the top of this message. Any questions or requests for assistance or additional copies of the Offer to Exchange and any amendments thereto may be directed to the following people:

CSFB/CSAM excluding Switzerland:-

Americas:-
Peter Calamari	*105 9586
Shameeza Bharratt	*105 7767
Tom Degennaro	*105 1994
Angelina Gargano	*106 5776
Stanley Wexler	*105 7820
Europe: -
Philip Halliday	*448 1089
Teri Chan	*448 8032
Kim Nicholson	*443 5203
Asia Pacific: -
Ian Love	*650 3805
Patrick Kerrigan	*650 3808

CSG/CSFS and all Swiss based participants:-

Tim Gardner	*413 1530
Elizabeth Pfister	*413 3233

In connection with the exchange offer, Credit Suisse Group (“CSG”) filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2003. Holders of CSG options are strongly advised to read the Schedule TO and any amendments thereto, the Offer to Exchange which holders of CSG options have received and which is also attached to the Schedule TO as Exhibit (a)(1), and other documents related to the exchange offer which may be filed with the SEC when they become available, because all of these documents contain important information. Holders of CSG options may obtain these documents for free, when available, at the SEC’s website at www.sec.gov or from CSG’s Human Resources Department.

Cautionary Statement Regarding Forward-looking Information

This communication contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; (xviii) the adverse resolution of litigation and other contingencies; and (xix) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our most recently filed Form 20-F and reports on Form 6-K furnished to the US Securities and Exchange Commission. CSG disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required by applicable law.